Exhibit 99.1

FOR IMMEDIATE RELEASE

July 30, 2015

For further information contact:

Craig L. Montanaro, President and Chief Executive Officer, or

Eric B. Heyer, Executive Vice President and Chief Financial Officer

Kearny Financial Corp.

(973) 244-4500

KEARNY FINANCIAL CORP.

REPORTS FOURTH QUARTER 2015 OPERATING RESULTS

Fairfield, New Jersey, July 30, 2015 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Bank (the “Bank”), today reported a net loss for the quarter ended June 30, 2015 of $3.3 million, or $(0.04) per basic and diluted share. The net loss primarily reflected a $10.0 million charitable contribution made by the Company to the KearnyBank Foundation in conjunction with the closing of the Company’s second-step conversion and stock offering, as discussed in greater detail below. The contribution included $5.0 million in cash and 500,000 shares of the Company’s common stock valued at $10.00 per share for a total contribution of $10.0 million. After giving effect to the income tax benefit, the contribution reduced net income for the quarter by approximately $6.1 million or $0.07 per basic and diluted share.

The results represent a decrease of $7.2 million compared to net income of $3.9 million, or $0.04 per basic and diluted share, for the prior quarter ended March 31, 2015. The decrease in net income between linked quarters reflected a decrease in non-interest income and a slight increase in non-interest expense (exclusive of the charitable contribution discussed above) that were partially offset by an increase in net interest income and a slight decrease in the provision for loan losses. The overall pre-tax net loss resulted in an income tax benefit recognized during the quarter ended June 30, 2015. By comparison, the Company recorded pre-tax net income and corresponding income tax expense for the prior quarter ended March 31, 2015.

For the fiscal year ended June 30, 2015, the Company reported net income of $5.6 million or $0.06 per diluted share, representing a decrease of $4.6 million compared to net income of $10.2 million or $0.11 per diluted share for the fiscal year ended June 30, 2014. The decrease in net income was largely attributable to the charitable contribution to the KearnyBank Foundation discussed above. The decrease in net income also reflected an increase in other non-interest expense and in the provision for loan losses coupled with a decrease in non-interest income. These factors were partially offset by an increase in net interest income. In total, these factors resulted in a decrease in pre-tax net income between comparative periods. The effects of the Company’s tax-favored income sources coupled with other reductions in income tax expense resulted in the recognition of a net income tax benefit during the year ended June 30, 2015. By comparison, the Company recorded income tax expense for the year ended June 30, 2014 as taxable sources of net income outweighed the effects of the Company’s tax favored income sources during the year.

The Bank operates from its administrative headquarters in Fairfield, New Jersey, and a total of 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.

At June 30, 2015, the Company had total assets of $4.24 billion, which included net loans receivable of $2.09 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.43 billion. As of that same date, deposits and borrowings totaled $2.47 billion and $571.5 million, respectively, while stockholders’ equity totaled $1.17 billion, or 27.6% of total assets. By comparison, at June 30, 2014, the Company had total assets of $3.51 billion, which included net loans receivable of $1.73 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.36 billion. As of that same date, deposits and borrowings totaled $2.48 billion and $512.3 million, respectively, while stockholders’ equity totaled $494.7 million, or 14.1% of total assets.

Second-step Conversion and Stock Offering

On May 18, 2015, the Company completed its second-step conversion and stock offering through which it converted from the mutual holding company structure to a fully publicly held company. In conjunction with that transaction, the Company sold 71,750,000 shares of its common stock at $10.00 per share, resulting in gross proceeds of $717.5 million. The new shares issued included 3,612,500 shares sold to the Bank’s Employee Stock Ownership Plan (“ESOP”) with an aggregate value of $36.1 million based on the sales price of $10.00 per share. Concurrent with the closing of the transaction, the Company also issued an additional 500,000 shares of its common stock and contributed $5.0 million in cash to the KearnyBank Foundation.

The Company recognized direct stock offering costs of approximately $10.7 million in conjunction with the transaction which reduced the net proceeds credited to capital. After adjusting for transaction costs and the value of the shares issued to the Bank’s ESOP, the Company recognized a net increase in equity capital of approximately $670.7 million, of which approximately $353.4 million was contributed to the Bank by the Company as an additional investment in the Bank’s common equity. Approximately $34.5 million of new capital proceeds were funded through withdrawals of existing customer deposits previously held by the Bank.

The outstanding shares held by the Company’s public stockholders immediately prior to the closing of the conversion and stock offering were “exchanged” or converted into 1.3804 shares of the Company’s new common stock while the shares previously held by Kearny MHC, the former mutual holding company, were cancelled concurrent with the closing of the transaction.

At June 30, 2015, the Company had 93,528,092 shares outstanding, comprising 71,750,000 new shares sold in the stock offering, 500,000 new shares issued to the KearnyBank Foundation and 21,278,092 exchanged shares, as adjusted for the cash settlement of fractional shares. As a result of the completion of the second-step conversion and stock offering, all historical per share information has been revised to reflect the 1.3804-to-one exchange ratio.

Regarding the transaction, the Company’s President and CEO Craig Montanaro stated: “Closing our highly successful second-step conversion and stock offering during the fourth quarter of fiscal 2015 will enable us to continue transforming our Company through prudent capital deployment, organic growth and improved earnings.”

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended June 30, 2015 in comparison to those for the quarter ended March 31, 2015. The comparative statement of condition information for June 30, 2014 and the statement of operations information for the three months and year ended June 30, 2015 and 2014 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended June 30, 2015 increased by $380,000 to $20.9 million from $20.6 million for the quarter ended March 31, 2015. For those same comparative periods, the Company’s net interest margin decreased by 37 basis points to 2.12% from 2.49%. The decrease in net interest margin primarily reflected the effects of a temporary increase in the average balance of lower yielding, short-term investments arising from the receipt of subscription proceeds held by the Bank relating to the Company’s second-step conversion and stock offering.

The increase in net interest income between linked quarters reflected an increase in interest income that was partially offset by an increase in interest expense. The increase in interest income of $691,000 between linked periods was primarily attributable to a $648.9 million increase in the average balance of interest-earning assets to $3.95 billion for the quarter ended June 30, 2015 from $3.30 billion for the quarter ended March 31, 2015. The overall increase in the average balance primarily reflected a $501.8 million increase in the average balance of other interest earning assets compared to the prior quarter, primarily reflecting the subscription proceeds noted above. The increase also reflected an increase in the average balance of loans of $170.7 million that was partially offset by an aggregate decrease of $23.6 million in the average balances of mortgage-backed securities and non-mortgage-backed securities during the quarter as the Company continued its efforts to reallocate earning assets from securities into loans.

The increase in interest income attributable to the growth in interest-earning assets was partially offset by a 46 basis point decrease in their average yield to 2.79% for the quarter ended June 30, 2015 from 3.25% for the quarter ended March 31, 2015. The decrease in average yield on earning assets primarily reflected a 79 basis point decrease in the average yield on other interest-earning assets compared to the prior quarter primarily attributable to the short-term investment of stock purchase proceeds held by the Bank during the subscription phase of the Company’s second-step conversion and stock offering. The decrease in the average yield on earning assets also reflected declines in the average yields on loans and mortgage-backed securities that were partially offset by a nominal increase in the average yield on non-mortgage-backed securities.

The decrease in the average yield on loans and mortgage-backed securities largely reflected the origination and purchase of assets whose average yields fell below those of the corresponding aggregate portfolios. The decline in the average yield on mortgage-backed securities also reflected a reduction in loan prepayment penalties received on commercial mortgage-backed securities compared to the earlier quarter.

As noted, the increase in interest income between linked quarters was partially offset by an increase in interest expense between the same comparative periods. The increase in interest expense between linked quarters reflected an increase in the average balance of interest-bearing liabilities that was partially offset by a decrease in their average cost. The average cost of interest-bearing liabilities decreased by five basis points to 0.84% for the quarter ended June 30, 2015 from 0.89% for the quarter ended March 31, 2015. The decrease reflected a five basis point decrease in the average cost of interest-bearing deposits to 0.65% from 0.70% that was partially offset by a three basis point increase in the average cost of borrowings to 1.69% from 1.66%.

The increase in the average balance of interest-bearing liabilities between linked quarters reflected increases in the average balances of both interest-bearing deposits and borrowings between comparative periods. The average balance of interest-bearing deposits increased by $302.4 million to $2.57 billion for the quarter ended June 30, 2015. The increase in the average balance of interest-bearing deposits included increases of $302.1 million and $12.4 million in interest-bearing checking accounts and savings and club accounts, respectively, while the average balance of certificates of deposit decreased by $12.0 million. The average balance of borrowings increased by $13.1 million reflecting an increase of $8.8 million in the average balance of FHLB advances coupled with a $4.3 million increase in the average balance of depositor sweep accounts.

Provision for Loan Losses

The provision for loan losses totaled $1.76 million during the quarters ended June 30, 2015 and March 31, 2015, decreasing by $4,000 during the quarter ended June 30, 2015 compared to the prior quarter. The decrease was partly attributable to a lower provision attributable to non-impaired loans evaluated collectively for impairment. The lower provision on non-impaired loans partly reflected comparatively lesser growth in such loans between comparative periods. This decrease was partially offset by an increase in provision expense arising from increases in certain environmental loss factors used in the Company’s allowance for loan loss calculations. These increases were largely attributable to continued growth in the Company’s commercial mortgage loan and business loan portfolios while also reflecting less noteworthy changes to loss factors attributable to acquired loans and the retained portion of SBA loans. The net decrease in provision expense attributable to non-impaired loans also reflected quarterly updates to historical loss factors arising from net charge off activity for the quarter ended June 30, 2015.

The net decrease in provision expense attributable to non-impaired loans was partially offset by an increase in specific losses recognized on nonperforming loans individually reviewed for impairment. This increase in specific losses was partially offset by an increase in recoveries of prior charge offs attributable to such loans between comparative periods.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of securities and real estate owned (“REO”), decreased by $1.9 million to $1.7 million for the quarter ended June 30, 2015 from $3.6 million for the quarter ended March 31, 2015. The decrease was partly attributable to the recognition of a non-recurring payout on life insurance policies totaling $1.4 million included in income from bank-owned life insurance during the prior quarter ended March 31, 2015. During that same prior quarter, the Company also recognized a non-recurring adjustment of $370,000 to gain on bargain purchase relating to the acquisition of Atlas Bank that was included in miscellaneous income. No such non-recurring items were recognized during the quarter ended June 30, 2015.

The decrease in non-interest income also included a decline in gains on sale of SBA loans reflecting an overall decrease in related loan origination and sale activity as well as a decrease in loan prepayment fees, included in fees and service charges. These decreases in non-interest income were partially offset by an increase in electronic banking fees and charges primarily reflecting fluctuations in ATM and debit card transaction volume.

The decrease in total non-interest income was partially offset by a reduction in net losses attributable to the sale and write downs of REO between comparative quarters. During the prior quarter ended March 31, 2015, the Company had recognized a $510,000 write down of one foreclosed property to reflect a decline in its fair value based on an updated property appraisal and listing agreement. The property, located in Absecon, New Jersey, had been operated as a hotel until both the property and business were abandoned by the borrower, which resulted in a rapid and severe deterioration of the property’s condition and decline in fair value. The property has been cleaned and secured and is currently listed for sale at a price that necessitated a further write down of the property’s carrying value during the quarter ended June 30, 2015 that was reflected in the $137,000 REO-related losses recorded during the period.

Non-interest Expense

Non-interest expense increased by $10.0 million to $27.4 million for the quarter ended June 30, 2015 from $17.4 million for the quarter ended March 31, 2015. As noted earlier, the increase was largely attributable to the Company’s $10.0 million charitable contribution to the KearnyBank Foundation, included in miscellaneous expense, that was made in conjunction with the closing of the Company’s second-step conversion and stock offering.

The increase in miscellaneous expense also reflected an aggregate loss of $197,000 arising from a series of fraudulent ATM cash withdrawals initiated against our customer’s deposit accounts over several days during the quarter ended June 30, 2015. The unauthorized withdrawals of customer cash were enabled through the placement of an illicit “card skimming” device in several of the Bank’s ATMs by a team of unknown perpetrators. Prompt identification of the threat coupled with immediate remedial action by the Bank’s security and branch personnel ensured full and prompt reimbursement of funds to the affected customers while limiting the aggregate amount of the losses to those reported. In addition to promptly reporting the incident to the appropriate law enforcement and regulatory agencies, the Bank has made several operational and technical changes to its ATM and debit card controls to further reduce the risk of similar incidents in the future.

The increases in non-interest expense were partially offset by a decrease in premises occupancy expense resulting primarily from seasonal decreases in utility and facility maintenance expenses – a portion of which reflected the significant snow removal expenses recognized during the earlier comparative period.

The variances in other categories of non-interest expense, including salaries and employee benefits expense, equipment and system expense, advertising and marketing expense, federal deposit insurance expense and director compensation expense generally represented normal operating fluctuation in those categories between comparative periods.

Provision for Income Taxes

The $10.0 million charitable contribution made by the Company to the KearnyBank Foundation during the quarter ended June 30, 2015 resulted in the Company reporting a pre-tax loss of $6.7 million for the period. The Company recognized a $3.9 million income tax benefit related to that charitable contribution. Additionally, through the merger of Kearny MHC into the Company concurrent with the closing of the second-step conversion and stock offering, the Company recognized a federal income tax benefit of approximately $354,000 relating to a net operating loss carryforward previously accumulated by the mutual holding company for which no tax benefit had previously been taken.

Absent the effects of these items, the Company’s adjusted pre-tax net income was approximately $3.3 million while its adjusted income tax expense totaled approximately $902,000 resulting in an adjusted effective income tax rate of approximately 27.3%.

By comparison, pre-tax net income during the prior quarter ended March 31, 2015 reflected non-recurring sources of tax-exempt income including a $1.4 million payout on bank-owned life insurance policies and a $370,000 adjustment to gain on bargain purchase. Absent the effects of these items, the Company’s adjusted pre-tax net income was approximately $2.8 million while its income tax expense totaled approximately $660,000 resulting in an adjusted effective income tax rate of approximately 23.6% for the quarter ended March 31, 2015.

The overall increase in income tax expense and the effective income tax rate, as adjusted, largely reflected the underlying differences in the taxable portion of pre-tax net income between comparative periods.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, increased by $219.1 million to $340.1 million at June 30, 2015 from $121.0 million at March 31, 2015. The increase in cash and cash equivalents reflected the portion of proceeds raised through the Company’s second-step conversion and stock offering that was not yet fully invested by June 30, 2015.

As discussed earlier, the gross proceeds raised by the Company in conjunction with its second-step conversion and stock offering totaled $717.5 million. The Company received net cash proceeds of approximately $636.2 million after deducting $10.7 million in transaction costs, $36.1 million loaned to the ESOP to purchase shares in the offering and $34.5 million of share purchases funded through withdrawals of existing deposits.

As noted in greater detail below, a significant portion of these proceeds were deployed into loans, investment securities and bank owned life insurance by June 30, 2015, while the remainder is expected to be fully deployed into additional loans during the quarter ending September 30, 2015.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, increased by $110.1 million to $2.10 billion at June 30, 2015 from $1.99 billion at March 31, 2015. The overall increase in the loan portfolio during the quarter ended June 30, 2015 reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans, totaling $76.9 million. The increase in commercial loans was augmented by an increase in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, totaling $33.0 million. The increase in one-to-four family mortgage loans reflected the purchase of a $41.0 million pool of loans funded with a portion of the capital proceeds received through the second-step conversion and stock offering. The purchased loans are secured by residential properties predominantly located in northern and central New Jersey. For those same comparative periods, the outstanding balance of construction loans also increased $126,000 while consumer loans increased $80,000.

The Company continued its strategic focus on commercial lending throughout fiscal 2015. For the year ended June 30, 2015, the commercial loan portfolio increased by $357.5 million, or 34.0%, to $1.41 billion, or 67.0% of total loans, at June 30, 2015. The growth in the portfolio during fiscal 2015 reflected the effects of the Company’s expanding commercial loan origination and acquisition resources and its competitive term and pricing strategies for high quality loans.

For the year ended June 30, 2015, the balance of residential mortgage loans increased by $3.8 million, or 0.6%, to $684.0 million, or 32.5% of total loans, at June 30, 2015. The modest increase in the outstanding balance of the residential mortgage loan portfolio, coupled with its decline as a percentage of total loans, reflects the Company’s decreased strategic focus on residential mortgage lending coupled with the combined effects of a slower pace of refinancing and a continuing low level of demand for “new purchase” mortgages.

At June 30, 2015, the balance of the Company’s non-performing assets totaled $23.8 million, or 0.56% of total assets, and comprised non-performing loans totaling $22.9 million, or 1.09% of total loans, plus two REO properties totaling $942,000. By comparison, at March 31, 2015, the balance of the Company’s non-performing assets totaled $28.0 million, or 0.76% of total assets, and comprised non-performing loans totaling $26.7 million, or 1.34% of total loans, plus five REO properties totaling $1.4 million. The decrease in non-performing loans during the quarter ended June 30, 2015 was reflected across most significant categories of loans including residential mortgage loans, commercial mortgage loans and commercial business loans.

Non-performing loans generally include loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”. However, the balances of non-performing loans at June 30, 2015 and March 31, 2015 were comprised entirely of nonaccrual loans with no loans reported as over 90 days past due and accruing.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through securities and collateralized mortgage obligations, increased by $117.5 million to $790.1 million at June 30, 2015 from $672.6 million at March 31, 2015. The net increase in the portfolio partly reflected the purchase of $150.7 million of 10 year fixed-rate mortgage-backed securities funded with a portion of the capital proceeds received through the second-step conversion and stock offering. These purchases were partially offset by principal repayments, net of premium amortization and discount accretion, totaling approximately $28.9 million for the quarter ended June 30, 2015 as well as a $4.3 million decrease in the fair value of the available for sale portion of the portfolio to an unrealized gain of $2.1 million at June 30, 2015 from an unrealized gain of $6.4 million at March 31, 2015.

The aggregate balance of non-mortgage-backed securities increased by $54,000 to $640.5 million at June 30, 2015 from March 31, 2015. The net increase reflected security purchases totaling $2.3 million which were comprised entirely of municipal obligations. The effect of the security purchases was partially offset by principal repayments, net of premium amortization and discount accretion, totaling $1.7 million as well as a $537,000 decrease in the fair value of the available for sale portion of the portfolio to a net unrealized loss of $2.2 million at June 30, 2015 from a net unrealized loss of $1.7 million at March 31, 2015.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, increased by $77.7 million to $379.2 million at June 30, 2015 from $301.5 million at March 31, 2015. The net increase in other assets primarily reflected the purchase of an additional $80.0 million in bank owned life insurance funded with a portion of the capital proceeds received through the second-step conversion and stock offering.

The increase in other assets also reflected a $5.4 million net increase in the balance of deferred income taxes. A significant portion of this increase was attributable to the $10.0 million charitable contribution to the KearnyBank Foundation whose annual tax deductibility is limited for income tax reporting purposes. The Company expects to derive the full tax benefit of the contribution during the allowable five-year carryforward period, as permitted by applicable federal and state tax code. As such, the Company recognized the full tax benefit of that expense for financial statement purposes during the quarter ended June 30, 2015 and established a deferred income tax asset for that portion of the expense that it expects to deduct in future income tax reporting periods.

The increase in other assets was partially offset by a $4.4 million decrease in FHLB stock resulting from the repayment of short-term advances drawn during the prior quarter ended March 31, 2015, as described below. The increases and decreases in the remaining categories of other assets generally reflected normal operating fluctuations within their applicable balances.

Deposits

Total deposits decreased by $39.4 million to $2.47 billion at June 30, 2015 from $2.51 billion at March 31, 2015. The decrease in deposit balances reflected a $40.1 million decrease in interest-bearing deposits that was partially offset by a $639,000 increase in non-interest-bearing checking accounts. The net decrease in interest-bearing deposits comprised decreases in interest-bearing checking accounts and certificates of deposit totaling $23.0 million and $19.0 million, respectively, which were partially offset by a $1.9 million increase in the balance of savings and club accounts.

The balance of interest-bearing checking accounts at June 30, 2015 included deposits maintained as a wholesale funding source through Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program. The Bank’s IND balances decreased by $23.2 million to $226.2 million or 9.2% of total deposits at June 30, 2015 from $249.4 million or 9.9% of total deposits at March 31, 2015. The terms of the IND program generally establish a reciprocal commitment for Promontory to deliver and the Bank to accept such deposits for a period of no less than five years during which time total aggregate balances shall generally be maintained within a range of $200.0 million to $230.0 million. The balance of the Bank’s IND deposits at March 31, 2015 had temporarily exceeded the upper end of the targeted range to effectively accommodate the addition of a new broker funding source within the Bank’s IND program but returned to the targeted operating range during the quarter ended June 30, 2015.

The decrease in the balance of certificates of deposit largely reflected the Company’s efforts to extend the duration of its time deposits for interest rate risk management purposes. Toward that end, the Bank maintained its attractive offering rates on certain longer-term retail time deposits throughout the current quarter while allowing for some controlled outflow of shorter-term accounts during the period. The Bank also continued to utilize a deposit listing service through which it has attracted “non-brokered” wholesale time deposits targeting institutional investors with a three-to-five year investment horizon. The Bank generally prohibits the withdrawal of its listing service deposits prior to maturity. The balance of the Bank’s listing service time deposits increased by $7.4 million to $89.9 million, or 3.6% of total deposits, at June 30, 2015 from $82.5 million, or 3.3% of total deposits, at March 31, 2015.

Borrowings

The Company’s borrowings decreased by $98.1 million to $571.5 million at June 30, 2015 from $669.6 million at March 31, 2015. The decrease was largely attributable to the repayment of a $100.0 million short-term FHLB advance drawn during the quarter ended March 31, 2015 to fund the purchase of a pool of multi-family mortgage loans. The repayment of the advance was funded with a portion of the capital proceeds received through the second-step conversion and stock offering. The decrease in borrowings was partially offset by a $1.9 million increase in outstanding overnight “sweep account” balances linked to customer demand deposits.

Stockholders’ Equity and Capital Management

Stockholders’ equity increased by $671.6 million to $1.17 billion at June 30, 2015 from $495.7 million at March 31, 2015. The increase in stockholders’ equity largely reflected the completion of the Company’s second-step conversion and stock offering during the quarter ended June 30, 2015. As noted earlier, after adjusting for transaction costs and the value of the shares issued to the Bank’s ESOP, the Company recognized a net increase in equity capital of approximately $670.7 million, of which $353.4 million was contributed to the Bank as additional investment in the Bank’s common equity.

The increase in stockholders’ equity was partially offset by a net loss of $3.3 million for the quarter ended June 30, 2015 that was partially offset by a reduction of unearned ESOP shares for plan shares earned during the period. These increases were partially offset by a $1.5 million increase in accumulated other comprehensive loss due primarily to changes in the fair value of the Company’s available for sale securities portfolio and outstanding derivatives.

At June 30, 2015, the Company’s total consolidated equity to assets ratio was 27.55%. As of that same date, the Company’s Tier 1 leverage ratio was 25.82%, its Tier 1 risk-based capital ratio and Common equity tier 1 risk-based ratio were both 46.48% and its Total risk-based capital ratio was 47.16%.

The Bank’s total consolidated equity to assets ratio was 18.53% at June 30, 2015. As of that same date, the Bank’s Tier 1 leverage ratio was 16.47%, its Tier 1 risk-based capital and Common equity tier 1 risk-based ratios were both 29.74% and its Total risk-based capital ratio was 30.42%.

The Company’s and Bank’s capital ratios were well in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	At
	June 30, 2015	March 31, 2015	June 30, 2014

Selected Balance Sheet Data:
Cash and cash equivalents	$340,136	$120,956	$135,034

Securities available for sale	420,660	421,543	407,898
Securities held to maturity	219,862	218,925	216,414

Non-mortgage-backed securities	640,522	640,468	624,312

Loans receivable	2,102,864	1,992,371	1,741,471
Allowance for loan losses	(15,606)	(14,087)	(12,387)

Net loans receivable	2,087,258	1,978,284	1,729,084

Mortgage-backed securities available for sale	346,619	372,617	437,223
Mortgage-backed securities held to maturity	443,479	299,945	295,658

Mortgage-backed securities	790,098	672,562	732,881

Premises & equipment	39,180	39,629	40,105
Federal Home Loan Bank stock	27,468	31,881	25,990
Goodwill	108,591	108,591	108,591
Bank owned life insurance	170,452	89,823	88,820
Other assets	33,482	31,535	25,192

Total assets	$4,237,187	$3,713,729	$3,510,009

Non-interest bearing deposits	$218,533	$217,894	$224,054
Interest-bearing deposits	2,247,117	2,287,172	2,255,887

Deposits	2,465,650	2,505,066	2,479,941

Federal Home Loan Bank advances	536,405	636,434	481,519
Other borrowings	35,094	33,146	30,738

Borrowings	571,499	669,580	512,257

Other liabilities	32,663	43,342	23,135

Total liabilities	3,069,812	3,217,988	3,015,333

Stockholders’ equity	1,167,375	495,741	494,676

Total liabilities & stockholders’ equity	$4,237,187	$3,713,729	$3,510,009

Consolidated Capital Ratios:
Equity to assets at period end	27.55%	13.35%	14.09%
Tangible equity to tangible assets at period end (1)	25.63%	10.72%	11.33%

Share Data:
Outstanding shares (in thousands) (2)	93,528	93,004	92,857
Closing price as reported by NASDAQ (2)	$11.16	$9.84	$10.97
Equity per share (2)	$12.48	$5.33	$5.32
Tangible equity per share (1) (2)	$11.31	$4.16	$4.15

Asset Quality Ratios:
Non-performing loans to total loans	1.09%	1.34%	1.45%
Non-performing assets to total assets	0.56%	0.76%	0.77%
Allowance for loan losses to total loans	0.74%	0.71%	0.71%
Allowance for loan losses to non-performing loans	68.17%	52.85%	48.96%

(1)	Tangible equity equals total stockholders’ equity reduced by goodwill and core deposit intangible assets.
(2)	As a result of the second-step conversion and stock offering, all historical per share information has been revised to reflect the 1.3804-to-one exchange ratio.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended			For the Year Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Summary of Operations:
Interest income on:
Loans receivable	$20,321	$19,240	$17,577	$76,614	$66,794
Mortgage-backed securities	4,270	4,934	4,781	18,634	20,827
Non-mortgage-backed securities	2,352	2,339	1,999	9,193	7,180
Other interest-earning assets	617	356	273	1,598	1,018

Total interest income	27,560	26,869	24,630	106,039	95,819
Interest expense on:
Interest-bearing checking	1,110	959	933	3,961	3,790
Savings and clubs	215	199	184	819	739
Certificates of deposit	2,843	2,795	2,596	11,159	10,009

Total interest-bearing deposits	4,168	3,953	3,713	15,939	14,538

Federal Home Loan Bank advances	2,406	2,315	2,209	9,340	7,298
Other borrowings	41	36	39	152	162

Total borrowings	2,447	2,351	2,248	9,492	7,460

Total interest expense	6,615	6,304	5,961	25,431	21,998

Net interest income	20,945	20,565	18,669	80,608	73,821
Provision for loan losses	1,757	1,761	774	6,108	3,381

Net interest income after loan loss provision	19,188	18,804	17,895	74,500	70,440

Fees and service charges	658	826	618	2,914	2,452
Gain on sale of securities	0	0	461	7	1,517
Loss on sale and write down of real estate owned	(137)	(510)	(371)	(793)	(441)
Gain on sale of loans	20	82	0	111	80
Income from bank-owned life insurance	630	2,063	658	3,999	2,735
Electronic banking fees and charges	277	218	283	1,037	1,160
Miscellaneous	69	447	299	666	620

Total non-interest income	1,517	3,126	1,948	7,941	8,123

Salaries and employee benefits	9,761	9,817	9,000	39,242	35,774
Net occupancy expense of premises	1,871	2,229	1,656	7,537	7,031
Equipment and systems	1,957	1,954	1,885	7,875	8,982
Advertising and marketing	409	423	371	1,208	1,262
Federal deposit insurance premium	708	630	576	2,534	2,288
Directors’ compensation	184	164	173	709	690
Merger-related expenses	0	0	201	0	391
Miscellaneous	12,508	2,175	1,942	18,976	7,740

Total non-interest expense	27,398	17,392	15,804	78,081	64,158

Income before taxes	(6,693)	4,538	4,039	4,360	14,405
Provision for income taxes	(3,352)	660	1,210	(1,269)	4,217

Net income	$(3,341)	$3,878	$2,829	$5,629	$10,188

Per Share Data:

Net income per share - Basic and diluted (2)	$(0.04)	$0.04	$0.03	$0.06	$0.11
Weighted average number of common shares outstanding (in thousands):
Basic (2)	89,269	92,594	90,825	91,717	90,825
Diluted (2)	89,292	92,614	91,421	91,841	90,880
Cash dividends per share (1) (2)	$0.00	$0.00	$0.00	$0.00	$0.00

(1)	Represents dividends declared per common share.
(2)	As a result of the second-step conversion and stock offering, all historical per share information has been revised to reflect the 1.3804-to-one exchange ratio.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Unaudited)

	For the Three Months Ended			For the Year Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Average Balances:
Loans receivable	$2,017,081	$1,846,405	$1,650,030	$1,849,785	$1,548,746
Mortgage-backed securities	672,802	695,278	732,399	703,576	803,211
Non-mortgage-backed securities	641,996	643,098	592,983	637,247	541,381
Other interest-earning assets	621,358	119,597	142,540	256,212	133,856

Total interest-earning assets	3,953,237	3,304,378	3,117,952	3,446,820	3,027,194
Non-interest-earning assets	274,253	270,807	256,474	271,082	252,005

Total assets	$4,227,490	$3,575,185	$3,374,426	$3,717,902	$3,279,199

Interest-bearing checking	$1,029,965	$727,895	$708,656	$796,963	$722,999
Savings and clubs	525,120	512,745	483,550	515,824	473,917
Certificates of deposit	1,015,485	1,027,521	1,000,378	1,025,482	974,426

Total interest-bearing deposits	2,570,570	2,268,161	2,192,584	2,338,269	2,171,342
Federal Home Loan Bank advances	547,448	538,667	451,162	526,506	387,631
Other borrowings	33,335	29,048	31,267	30,662	32,651

Total borrowings	580,783	567,715	482,429	557,168	420,282

Total interest-bearing liabilities	3,151,353	2,835,876	2,675,013	2,895,437	2,591,624
Non-interest-bearing liabilities	256,560	228,146	224,013	246,631	219,082

Total liabilities	3,407,913	3,064,022	2,899,026	3,142,068	2,810,706
Stockholders’ equity	819,577	511,163	475,400	575,834	468,493

Total liabilities and stockholders’ equity	$4,227,490	$3,575,185	$3,374,426	$3,717,902	$3,279,199

Average interest-earning assets to average interest-bearing liabilities	125.45%	116.52%	116.56%	119.04%	116.81%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Performance ratios:

Yield on average:
Loans receivable	4.03%	4.17%	4.26%	4.14%	4.31%
Mortgage-backed securities	2.54%	2.84%	2.61%	2.65%	2.59%
Non-mortgage-backed securities	1.46%	1.45%	1.35%	1.44%	1.33%
Other interest-earning assets	0.40%	1.19%	0.77%	0.62%	0.76%

Total interest-earning assets	2.79%	3.25%	3.16%	3.08%	3.17%

Cost of average:
Interest-bearing checking	0.43%	0.53%	0.53%	0.50%	0.52%
Savings and clubs	0.16%	0.15%	0.15%	0.16%	0.16%
Certificates of deposit	1.12%	1.09%	1.04%	1.09%	1.03%

Interest-bearing deposits	0.65%	0.70%	0.68%	0.68%	0.67%
Federal Home Loan Bank advances	1.76%	1.72%	1.96%	1.77%	1.88%
Other borrowings	0.50%	0.49%	0.50%	0.50%	0.50%

Total borrowings	1.69%	1.66%	1.86%	1.70%	1.77%

Total interest-bearing liabilities	0.84%	0.89%	0.89%	0.88%	0.85%

Net interest rate spread (1)	1.95%	2.36%	2.27%	2.20%	2.32%

Net interest margin (2)	2.12%	2.49%	2.40%	2.34%	2.44%

Non-interest income to average assets	0.14%	0.35%	0.23%	0.21%	0.25%
Non-interest expense to average assets	2.59%	1.95%	1.87%	2.10%	1.96%

Efficiency ratio	121.98%	73.41%	76.66%	88.18%	78.30%

Return on average assets	-0.32%	0.43%	0.34%	0.15%	0.31%
Return on average equity	-1.63%	3.03%	2.38%	0.96%	2.17%

(1)	Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2)	Net interest income divided by average interest-earning assets.